Exhibit 99.1
Contact:
Financial Relations Board
Leslie Loyet
312.640.6672 or lloyet@mww.com
At The Company
Robert McNally
404.727.0971 or rmcnally@geovax.com
FOR IMMEDIATE RELEASE
GeoVax Labs, Inc. Announces First Quarter Financial Results
ATLANTA, GA, May 7, 2009 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta-based biotechnology company focused on development of an HIV/AIDS vaccine, today announced its financial results for the three months ended March 31, 2009.
GeoVax reported a net loss of $861,509 for the three months ended March 31, 2009, compared to $682,510 for the same period in 2008. Net losses were partially offset by grant revenues of $710,155 and $599,991 for each period, respectively, related to the Company’s grant from the National Institutes of Health in support of its HIV/AIDS vaccine development activities. As of March 31, 2009, the Company reported cash balances totaling $1,970,971.
Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.
Management Commentary
Robert McNally, GeoVax’s President & CEO, commented, “We are pleased with our first quarter financial results, as we continue to hold the line on our operational expenses and maintain a steady cash balance position. We are also pleased with our Phase 2a preventative AIDS human trial commencement of injections in February and are looking forward to our human therapeutic trial launch later this year.”
Dr. McNally continued, “Despite the global financial crisis, we anticipate our financial position to remain steady during the year, thanks to the National Institutes of Health’s (NIH) National Institutes of Allergy and Infectious Diseases (NIAID) direct grant to GeoVax towards the research and development of our vaccines program; human clinical trials support and financial assistance received from NIH-NIAID through the HIV Trials Network; and our planned use of funding provided by the common stock purchase agreement with Fusion Capital Fund II, LLC. We expect these funds to provide the Company with resources to begin our own direct-funded clinical trial in HIV infected, drug controlled subjects. Planning for this therapeutic trial is underway with a projected start for later this year.”
Operational Highlights — 2009
In February 2009, GeoVax announced the first injections in its Phase 2a Human Clinical Vaccine Trial for its candidate HIV/AIDS vaccine. The trial, designated HVTN-205, is being conducted by the HIV Vaccine Trials Network (HVTN). The HVTN, funded by the NIH, is the largest worldwide clinical trials network dedicated to the development and testing of HIV/AIDS vaccines. The HVTN has sponsored over 80 Phase 1 trials for the initial evaluation of safety and immunogenicity of candidate HIV/AIDS vaccines.
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Of these, only five have progressed to Phase 2 trials since 1992. Progressing to Phase 2 was a significant achievement for GeoVax.
First injections for the Phase 2a trial were conducted at the HVTN network sites at the University of Alabama, Birmingham, and Vanderbilt University, Nashville. The trial will include a total of 225 volunteers (150 vaccine recipients and 75 placebo recipients) and take place at 13 HVTN sites: 11 in North America and 2 in South America. Sites in the United States include Emory University, Atlanta; Harvard Medical School, Brigham & Women’s Hospital and Harvard-Fenway Hospital in Boston; Vanderbilt University, Nashville; University of Rochester; Fred Hutchinson Cancer Research Center, Seattle; the San Francisco Department of Public Health; University of Alabama, Birmingham, and sites at Columbia University, Union Square, and the Bronx in New York City. In South America, participants are to be enrolled in Peru at sites in Iquitos and Miraflores (Lima).
About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company focused on developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person ever become infected. GeoVax AIDS vaccines also may be effective as therapeutics, treatment of people already infected with AIDS virus.
GeoVax’s core AIDS vaccine technologies were developed by Dr. Harriet Robinson, Senior V.P. of Research and Development, through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and GeoVax.
GeoVax AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health (NIH), is the largest worldwide clinical trials program dedicated to the development and testing of AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with a $15 million IPCAVD grant awarded in late 2007.
Safe Harbor Statement
All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.
FINANCIAL TABLES FOLLOW
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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Revenues
Grant Revenue	$710	$600

Operating expenses:
Research and development	857	603
General and administrative	724	706

	1,581	1,309

Other income (expense)
Interest income	9	27

	9	27

Net loss	$(862)	$(683)

Loss per common share	$(0.00)	$(0.00)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)

	March 31,	Dec. 31,
	2009	2008
Assets:
Cash and cash equivalents	$1,971	$2,191
Other current assets	559	611

Total current assets	2,530	2,802

Property, net	128	139
Other assets	112	115

Total assets	$2,769	$3,056

Liabilities and stockholders’ equity
Current liabilities	$292	$346
Stockholders’ equity	2,477	2,710

Total liabilities and stockholders’ equity	$2,769	$3,056

Shares Outstanding	749,909	747,449
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